Exhibit (p)(11)

JANUS CAPITAL Group

Janus Ethics Rules

Personal Trading Policy

Gift and Entertainment Policy

Outside Business Activity Policy

Revised February 1, 2016

Table of Contents

Introduction	3

Personal Trading Policy	6

Personal Trading Profiles	6

Caution Regarding Personal Trading Activities	7

Trading on Inside Information	7

General Prohibitions	7

Personal Trading – Reporting Requirements	8

Personal Trading – Transactions in Janus Products	10

Janus Mutual Funds	10

Janus ETFs	11

Personal Trading – Transactions in Reportable Securities	12

Reportable Securities	12

Preclearance Requirements for Access and Investment Persons	13

Blackout Periods for Trading in Reportable Securities	14

Short Term Trading Rule	14

Best Price Rule	14

Open Orders	15

Option Contracts	15

Excessive Trading	15

Research Analyst Conflict Disclosure	15

Portfolio Manager and Research Analyst Trading Rules	16

Approved ETF List for Portfolio Managers	16

Excluded Transactions	17

Discretionary Accounts	17

Personal Trading – Transactions in Janus Capital Group (JNS) Securities	18

Gift and Entertainment Policy	20

Anti-Corruption and Government Officials	20

Prohibitions	20

Gifts	21

Entertainment	22

Business Accommodations	22

Disclosure Requirements	23

ERISA Plan Prohibitions	23

Outside Business Activity Policy	24

Janus Fund Trustees	25

Janus Capital Group Directors	27

Enforcement Guidelines	28

Glossary	30

Introduction

As an investment adviser, Janus is entrusted with the assets of our Clients for investment purposes. As a result, both Janus and you have a fiduciary obligation to place the interests of our Clients before our own. In order to avoid conflicts of interest, we have a duty to conduct personal activities and personal securities transactions in such a manner that we avoid even the appearance of a conflict of interest.

The Janus Ethics Rules serve as a set of guiding principles to ensure that when we enter into personal transactions and other activities, our Clients are first and foremost in our minds. Complying with the Ethics Rules is a key part of earning and keeping our Clients’ trust. To protect this trust, we hold ourselves to the highest ethical standards.

Our Commitment to Ethical Standards

The Janus Ethics Rules help ensure that our professional and personal conduct preserves Janus’ integrity and reputation. These Ethics Rules complement the Janus Corporate Code of Business Conduct and apply to all employees and contractors at Janus, INTECH, Perkins and our other U.S. and international affiliates (collectively referred to as “Janus,” “we,” “our” and “Company”). Portions of these Ethics Rules may also apply to others including certain members of your family. Our Ethics Rules include our:

•	Personal Trading Policy

•	Gifts and Entertainment Policy

•	Outside Business Activity Policy

Know the Ethics Rules

•	Read, understand and comply with the Ethics Rules

•	Seek help if you have questions about the Ethics Rules

•	Certify that you reviewed and agree to comply with the Ethics Rules

•	Failure to comply with the Ethics Rules may result in disciplinary action, up to and including termination of employment

Janus created the Ethics Rules to comply with the federal law for registered investment advisers and registered investment companies. The Ethics Rules are designed to prevent fraudulent, deceptive and manipulative trading practices by our employees. Compliance with the various laws requires adopting and enforcing a written code of ethics and maintaining certain records. The administration and monitoring of our Ethics Rules is the responsibility of Compliance with oversight by the Ethics Committee.

It is not possible for the Ethics Rules to identify every situation involving your personal trading, outside business activities and gifts and entertainment. The Ethics Committee is charged with the oversight and interpretation of the Ethics Rules in a manner considered fair and equitable and in all cases placing our Client’s interests first.

Q	What is the Ethics Committee?

A	The Ethics Committee is comprised of senior leaders throughout Janus Capital Group. The Committee meets quarterly or more often as needed, to review potential violations of our Ethics Rules, our Corporate Code of Business Conduct and other related policies.

Janus Fund Trustees and Janus Capital Group Directors must also adhere to applicable portions of our Ethics Rules. These are outlined in the Trustees’ and Directors’ section of this document.

Your Commitment to Ethical Standards

You are required to conduct Janus’ business with the highest ethical and legal standards. Ethical standards to which we are committed, and for which you are individually accountable, include:

•	Placing the interests of our Clients first.

•	Complying with legal regulations.

•	Acting with the highest degree of ethical standards.

•	Avoiding or, where applicable, disclosing conflicts of interest.

•	Safeguarding material, non-public information regarding Janus and our Clients.

Remember you are also required to adhere to additional policies like the Corporate Code of Business Conduct and the Portfolio Holdings Disclosure Policies. Many company policies are easily located on My Janus > Company Policies.

Annual Attestations

You are required to annually attest that you have read and understand the Ethics Rules and recognize that you are subject to the Ethics Rules. In addition, you must certify annually that you have complied with the requirements of the Ethics Rules and that all of your required disclosures are complete and accurate.

Personal Trading Policy

The Personal Trading Policy requires that you disclose certain personal investment accounts and, depending on your Personal Trading Profile, the securities and transactions in those accounts must also be disclosed. Within ten days of your hire date you must complete the disclosures. Your reporting and certifications are completed using an online system, MyComplianceOffice. Janus also uses MyComplianceOffice to monitor your compliance with the Ethics Rules.

Personal Trading Profiles

Compliance assigns you a Personal Trading Profile based on your function and access to information such as portfolio holdings and Client trading information. Your profile determines which personal trading rules apply to you. The potential for conflicts between personal trading and Client trading is the greatest for employees who have significant knowledge about Client trading and therefore those employees have more extensive trading restrictions. Certain departments, or levels, will have the same profile, regardless of individual knowledge. Some Janus business units/locations may have supplemental policies regarding personal trading. You are responsible for knowing the policies of your business unit that are applicable to you.

The Personal Trading Profiles are as follows:

Non-Access Person: You are a Non-Access Person if you do not have access to non-public information regarding the portfolio holdings or trading of securities in Client accounts.

Access Person: You are an Access Person if you have access to non-public information regarding the portfolio holdings or trading of securities in Client accounts.

Investment Person: You are an Investment Person if you have access to non-public information regarding portfolio holdings and:

•	have access to information regarding active trades or recommendations for future trades,

•	make, or participate in making, decisions regarding the trading of securities in any Client account, or

•	assist in the trading process.

Q	How do I find out what my Personal Trading Profile is?

A	Your profile is on your individual page in the Janus Directory.

Examples of Personal Trading Profiles by Department:

Non-Access Persons	Access Persons	Investment Persons

• Fund Services	• Corporate Accounting	• Compliance

• Human Resources	• Fund Accounting	• Investments

	• Global Operations	• Product Development

	• Institutional Sales	• Trade Operations

	• Internal & External Sales	• Executive Committee Members

• Legal

• Marketing

Caution Regarding Personal Trading Activities

Access and Investment Persons are subject to significant trading restrictions in the Personal Trading Policy. It is important to know that under certain circumstances you may not be able to close out or sell your position in a security due to our Personal Trading Policy. If this happens, Janus will not reimburse you for your personal losses. In addition, in some instances the Personal Trading Policy may require you to surrender profits realized in connection with a transaction. When this happens, you will be asked to pay the money to a charitable organization selected by the Ethics Committee.

Trading on Inside Information

Federal law prohibits you from trading based on material nonpublic information received from any source or communicating this information to others. This could include confidential information you receive regarding securities that are, or maybe considered as potential portfolio investments.

General Prohibitions

•	You may not purchase securities in an Initial Public Offering (IPO).

•	You may not profit, or cause others to profit, based on your knowledge of completed or contemplated Client transactions.

•	You may not engage in fraudulent conduct in connection with the trading of securities in a Client account.

•	You may not personally benefit by causing a Client to act, or fail to act, in making investment decisions.

•	You are prohibited from conducting personal trades with an individual trader who also trades securities on behalf of Janus and our Clients.

Personal Trading – Reporting Requirements

Account Disclosures

Regardless of your personal trading profile, you must disclose all brokerage accounts in which you have Beneficial Ownership. Additionally, you must disclose any account which holds or can hold Janus products (e.g., mutual funds, hedge funds or subadvised products). You must also allow your brokers or financial institutions to provide duplicate statements directly to Compliance.

Q	What is Beneficial Ownership?

A	You are the beneficial owner of any account in which you have a direct or indirect financial interest. This generally includes accounts held in the name of:

•	your spouse or equivalent domestic partner

•	your minor children

•	a relative sharing your home to whom you provide financial support

•	trusts for which you are a beneficiary

Click here for more detailed scenarios regarding beneficial ownership.

You must immediately disclose any new brokerage accounts or accounts holding Janus Funds or Janus subadvised products.

Q	I am opening a new account and a question on the application asks if I work for a brokerage firm. How should I answer?

A	Answer “Yes.” Janus is a financial services firm and has an affiliated broker-dealer, Janus Distributors LLC.

FINRA registered employees must also inform the brokerage firms where they have personal accounts that they are registered with Janus Distributors LLC.

Holdings Disclosures

All Access and Investment Persons must also disclose any Reportable Securities held in their accounts. Examples of Reportable Securities include:

•	stocks

•	bonds

•	exchange traded funds (ETFs)

•	hedge funds

•	private placements/limited offerings

Access and Investment Persons’ trades in Reportable Securities are subject to additional restrictions including preclearance requirements. See Transactions in Reportable Securities for more information.

In addition, Access and Investment Persons must disclose any Janus Funds or Janus managed products held in their accounts.

Confidentiality of Your Reports

All holding and transaction reports are maintained in confidence, except to the extent necessary to implement and enforce the provisions of the Ethics Rules or in response to requests from state or federal regulators, to comply with valid subpoenas or to otherwise comply with applicable law.

Q	I have a 401(k) account from my previous employer. Do I need to disclose it?

A	Only if the account holds the previous employer’s stock or Janus Funds, or if it has full brokerage options. Accounts that only hold non-Janus mutual funds do not require disclosure.

Q	I own stock shares that are still in certificated form. Do I need to disclose them?

A	Yes. Even if the securities are held outside of a brokerage account, you must disclose them in MyComplianceOffice. Contact compliance@janus.com for assistance.

Personal Trading – Transactions in Janus Products

Janus Capital Management serves as the adviser to a variety of investment products, collectively referred to as “Janus Products.” These include open-end mutual funds (“Janus Mutual Funds”), exchange-traded funds (“Janus ETFs”) and other investment vehicles including commingled pools and separately managed accounts. You may choose to invest personally in Janus Products, either through our 401(k) plan, a retail direct account, or an intermediary firm. You must report all accounts that you beneficially own which hold Janus Products.

Janus Mutual Funds

You are not required to request preclearance approval for your trades in Janus Mutual Funds. All Janus Mutual Funds (with the exception of the money market funds) are intended for long-term investment purposes. Like any Janus Mutual Fund shareholder, you are required to adhere to the Excessive Trading Policies and Procedures in the Janus Mutual Funds’ prospectuses. Additionally as a Janus employee, you are also subject to the Ninety Day Rule.

Ninety Day Rule

Trading in and out of Janus Mutual Funds within 90 days is discouraged. If you do, then you must surrender any profits resulting from the purchase and subsequent sale, or sale and subsequent purchase, of the same fund. The ninety day period starts on the day of the original transaction. The Ninety Day Rule does not apply to systematic transactions such as payroll deduction, automatic monthly investments, or 401(k) contributions. However, it does apply to all other non-systematic transactions, including manual rebalancing. Profit calculations are determined by the Last-in, First-out (LIFO) method.

Q	I have an emergency and need to raise cash. Is it possible to request an exception to the Ninety Day Rule?

A	Yes, contact compliance@janus.com and they will present your request to the Ethics Committee which may grant an exception based on your circumstances.

Janus ETFs

You are required to request preclearance approval prior to transacting in Janus ETFs. Additionally, your trades in Janus ETFs are subject to the Short Term Trading Rule which requires the surrender of profits resulting from the purchase and sale, or sale and purchase, of the same ETF within seven (7) calendar days.

Investment Persons Janus Products Annual Certification

Trading Janus Products based on knowledge of material, non-public information is prohibited. Annually, each Investment Person certifies in MyComplianceOffice whether or not their directed transactions in Janus Products were made based on knowledge of material, non-public information.

Personal Trading – Transactions in Reportable Securities

The trading restrictions of the Ethics Rules are designed to mitigate or eliminate any potential conflict that may occur between personal securities trading by Access and Investment Persons and Janus’ security trading. The following restrictions apply to all personal trading in Reportable Securities by Access and Investment Persons in accounts they beneficially own.

Q	Why is my spouse required to follow Janus’ personal trading restrictions?

A	Because you are in a position to influence the trading in your spouse’s accounts. In addition, the SEC defines beneficial ownership to include accounts held in the name of a spouse or equivalent domestic partner.

Reportable Securities

Reportable Securities generally include all individual securities, whether publicly or privately traded, and any derivative thereof. The table below illustrates commonly traded securities and whether they are considered Reportable Securities or Non-Reportable Securities under our Ethics Rules. Please refer to the Reportable Securities Matrix for more information.

Reportable Securities	Non-Reportable Securities

• Stocks	• Mutual funds (open-end)

• Corporate Bonds	• CDs

• Municipal Bonds	• U.S. Treasury Notes

• REITs	• TIPS

• Private placements	• UITs

• Hedge funds	• Commodities

• Closed-end funds	•Currency or commodities futures

• ETFs

Preclearance Requirements for Access and Investment Persons

Requesting Preclearance

As an Access/Investment Person, you and your related parties (your spouse, minor children and other adult family members living in your household) must preclear any trades in Reportable Securities via MyComplianceOffice, unless the transaction meets one of the provisions noted in the Excluded Transactions section. Generally, a preclearance request will not be approved if the trade is being actively traded for Janus Clients. Any preclearance request may be evaluated for other conflicts of interest that may deem the trade to not be in the best interest of Clients.

Q	How long does the preclearance process take?

A	The process depends on your Personal Trading Profile and the specific security you are trading. In general, it can take up to three business days to receive approval. Contact compliance@janus.com with questions.

Four-Day Trading Window

After submitting your request in MyComplianceOffice, Compliance will notify you by email if it has been approved or denied. If your request is approved, you have four (4) business days (from and including the day you are notified) to execute the trade. You must re-submit a request for approval for transactions not executed within the four day effective period.

Blackout Periods for Trading in Reportable Securities

Generally, Access and Investment Persons will not be granted preclearance to trade in a Reportable Security when there is a pending buy or sell order for a Client in that same security. Investment Persons will generally not be granted preclearance to trade in a Reportable Security within seven (7) calendar days after a Client trade occurs in the same security.

Q	I have tried to sell a holding for the past several weeks and we are always actively trading it so my request was denied. What are my options?

A	Contact compliance@janus.com and they will help you request an exception to the blackout period depending on the circumstances. Other rules may still apply, such as the Best Price Rule.

Short Term Trading Rule

Because Janus focuses on long term investing for our Clients, we discourage short term personal trading. Access and Investment Persons are required to surrender any profits resulting from the purchase and sale, or sale and purchase, of the same exchange traded product (ETP) within seven (7) calendar days or within sixty (60) calendar days for all other Reportable Securities. Calculations are determined by the Last-in, First-out (LIFO) method. The prohibition includes short sales and the corresponding buy to cover the transaction if they occur within seven/sixty days of each other.

Best Price Rule

In some cases, you will receive preclearance to trade in a security and then the same security may later be traded in a Janus Client Account. In order to eliminate even the appearance of impropriety, if you buy or sell a Reportable Security within one (1) business day (Access Persons) or seven (7) calendar days (Investment Persons) of any trade in the same security, you may be required to surrender any price advantage realized.

Open Orders

Open orders, including stop loss or limit orders, are generally not allowed unless the order is completed within the four-day trading window.

Option Contracts

If your preclearance request is for the opening of an options contract position, you must include all details of the transaction in the request. This includes: underlying security; option type (call/put); buy or sell; number of contracts; strike price, and the expiration date.

If you receive approval for the initial option contract, then the preclearance requirement and four-day trading window does not apply if the option is assigned in accordance with the initial terms of the contract. However, if you wish to exercise or close the initial contract, preclearance is required and the four-day trading window applies. The Prohibition of Short Term Profits applies to option trading.

Excessive Trading

You are not allowed to engage in personal trading that interferes with job performance or compromises the duty that Janus owes to Janus Clients. Compliance monitors for unusually high levels of personal trading and reports all findings to the Ethics Committee. A pattern of excessive trading may lead to disciplinary action.

Research Analyst Conflict Disclosure

If you are making a recommendation to invest in securities for a Client, and you have a material interest in the security or issuer of the security, you must disclose such interest to the Investment Team with your recommendation.

Portfolio Manager and Research Analyst Trading Rules

Portfolio Managers (including Co-Portfolio Managers) are generally prohibited from trading personally in any Reportable Securities. Research Analysts (including Assistant Portfolio Managers) have an affirmative duty to make unbiased and timely recommendations to Janus Clients. Research Analysts are generally prohibited from personally trading a Reportable Security that is within the sector they cover. In addition, Research Analysts are prohibited from refraining to make timely recommendations of securities in order to avoid actual or potential conflicts of interest with transactions in those securities in their personal accounts.

The following types of transactions are exempt from this trading ban, but may be subject to other rules such as preclearance and the Short Term Trading and Best Price Rules:

1.	The purchase or sale of Non-Reportable Securities or Janus Capital Group (JNS) securities.

2.	The sale of any security that is not held by any Client.

3.	The sale of any security in order to raise capital to fund a significant life event.

4.	The purchase or sale of any security that is not a permissible investment for any Client.

5.	The purchase or sale of long-only positions in ETFs on the Approved ETF List for Portfolio Managers.

6.	The purchase or sale of closed-end funds.

Locations with Information Barriers:

Portfolio Managers are permitted to trade personally in Reportable Securities. All trading rules apply for Investment Persons including Preclearance, the Seven Day Blackout Period, the Best Price Rule and the Short Term Trading Rule.

Approved ETF List for Portfolio Managers

The Approved ETF List for Portfolio Managers is comprised of certain large market index, commodity and treasury exchange traded funds. Portfolio Managers’ trades in these ETFs are subject to preclearance approval and the Short Term Trading Rule. The list is reviewed and approved quarterly by the Janus and Perkins CIOs, the VP of Equity Trading and the Ethics Committee.

Excluded Transactions

The following transactions are excluded from the Reportable Securities trading restrictions:

•	Transactions involving futures or options in foreign currencies or broad-based indices.

•	Purchases or sales that are not voluntary, which include but are not limited to: tender offers, broker-initiated transactions, and automatic investments.

•	The acquisition of:

o	securities as a result of a Corporate Action

o	securities as a result of a gift or inheritance

o	an employer’s securities through an employer retirement plan such as 401(k) plan or stock purchase plan

(Note: The subsequent sale of any securities acquired is subject to all of the trading restrictions of the Personal Trading Policy.)

•	Transfers In-Kind of Reportable Securities.

Discretionary Accounts

The trading restrictions on Reportable Securities do not apply to any investment vehicle for which you have no direct or indirect influence or control. Examples include adviser-managed accounts or discretionary brokerage accounts where you do not have the ability to make investment recommendations. In order to rely upon this provision you must receive approval from the Ethics Committee. To receive approval, you must submit documentation to Compliance demonstrating that all trading in the account is under the sole discretion of your advisor or other designee.

Once an account is approved as a discretionary account (also called non-covered accounts), you must provide Compliance with duplicate account statements and trade confirmations.

Discretionary accounts are prohibited from purchasing securities in IPOs. Additionally, because discretionary accounts are subject to preclearance requirements for trades in JNS securities, in order to avoid inadvertent violations, you should not hold JNS securities in these accounts.

Personal Trading – Transactions in Janus Capital Group (JNS) Securities

Janus Capital Group (JNS) is a publicly traded company and, as an employee or contractor of Janus, all of your trades in securities issued by JNS are monitored. You may not engage in transactions in JNS securities if they are speculative or short-term in nature. For example, speculative trading includes short sales, transactions in “put” or “call” options or similar derivative transactions and short-term trading generally includes any opposite-side transactions within sixty (60) days. In addition, you may not engage in any hedging or monetization transactions with respect to JNS securities. For additional information, please refer to the “Restrictions on Trading in Company Securities” section in the Janus Corporate Code of Business Conduct.

Insider trading laws prohibit the trading of securities based on your knowledge of material, non-public information. If you routinely have access to material, non-public information regarding JNS, you are deemed a Restricted Person and are subject to the additional policies outlined below.

Q	What is Material, Non-Public Information (MNPI)?

A	Information should be considered “material” if a reasonable investor would consider it important in making his or her decisions to buy, sell or hold the securities. Either good news or bad news may be material.

Information remains “non-public” until it has been broadly disclosed to the marketplace (such as by press release or public filing with the SEC) and the investing public has had time to fully absorb the information.

Restricted Person Rules for Trading JNS

Preclearance

As a Restricted Person, you and your related parties (your spouse, minor children and other adult family members living in your household) must preclear any trades in JNS securities via MyComplianceOffice. This includes in-kind charitable gifts of JNS securities. Compliance typically notifies you of your approval or denial within 24 hours.

The acquisition of JNS stock through Janus’ Employee Stock Purchase Plan (ESPP) or the grant of JNS securities as part of a compensation or benefit plan does not require preclearance.

Window Period

As a Restricted Person, you may only trade in JNS during the Window Period. The Window Period generally opens the day after JNS publicly announces its quarterly earnings and closes ten (10) calendar days prior to each quarter end. Unless you have received permission from Compliance, you may not trade JNS securities outside the Window Period.

Section 16 Requirements

Certain Officers and all Directors are considered “company insiders” under Section 16 of the Exchange Act. Any transaction in JNS securities by these individuals requires additional reporting to the SEC.

If you are a Section 16 Officer, we will provide you with a copy of the Section 16 Policy and compliance with the provisions of that Policy is required.

Gift and Entertainment Policy

The Gift and Entertainment Policy is applicable to all employees of Janus. Our policy applies to any gifts and entertainment you give to or receive from a Client or Business Relationship. You must adhere to our Gift and Entertainment Policy and ensure that your activity does not raise any question of impropriety. A question of impropriety occurs if a gift influences or gives the appearance of influencing the recipient.

Some Janus business units have supplemental policies regarding gifts and entertainment, which may have different limits or require additional reports or approvals. You are responsible for knowing the policies of your business unit that are applicable to you. Only the Chief Compliance Officer or your Compliance Representative is authorized to grant exceptions to this policy. All exceptions are submitted to the Ethics Committee for review.

Anti-Corruption and Government Officials

Various laws and regulations worldwide prohibit giving or receiving bribes while conducting business. Some of these anti-corruption laws are specifically directed toward business conducted with foreign officials. For example, the promise, offer or delivery of a gift or anything of value to an official or employee of the U.S. government or foreign official could be a criminal offense. Many other laws are even broader and cover private commercial activity. Because we are committed to conducting business ethically, Janus has a zero tolerance for any type of bribery or corruption. Please refer to the Anti-Corruption Policy to learn more about our commitment to complying with U.S. and non-U.S. anti-bribery and anti-corruption laws.

Prohibitions

You may not:

•	Give or receive cash, loans or personal services on behalf of Janus, even if these fall within the dollar limits outlined below.

•	Receive special discounts unless they are available to all other Janus employees (i.e., a discount coupon from a retail store).

•	Give or receive a gift if it could be perceived by others as engaging in bribery or a consideration for a business favor.

•	Request a gift, such as tickets to a sporting event.

•	Receive gifts or entertainment in connection with the purchase or sale of investments for a fund or client account.

Gifts

A gift is any item of value that is given to or received from a Client or Business Relationship.

Limits on Gift Giving and Receiving

In general, the annual limit for gift giving or receiving is $100. Neither you nor members of your immediate family should give or receive any gift or series of gifts to or from any single Client or Business Relationship valued in excess of $100 per calendar year.

You may accept a token gift only when the value involved is not material and clearly will not place you under any real or perceived obligation to the donor or raise any question of impropriety. In the event the aggregate fair market value of all gifts received by you from any single Business Relationship is estimated to exceed $100 per year, you must immediately notify your manager. Gifts are considered material in value if they influence or give the appearance of influencing the recipient. Managers who receive a notification must report this information to the Chief Compliance Officer or your Compliance representative.

Charitable Contributions on Behalf of Clients

You must obtain advance approval from Compliance before making a charitable contribution on behalf of a Client or financial intermediary.

Q	I would like to provide an international business relationship with a gift but I think the rules are different internationally. Is it still ok?

A	Always check with your Compliance or Legal Representative before giving a gift or anything of value to an international business relationship.

Entertainment

Entertainment includes items such as a ticket to a sporting event or the theater, green fees, an invitation to a reception or cocktail party or other comparable events. In order to qualify as entertainment the offerer must attend the event with you. Otherwise, it is considered a gift.

In general, providing or receiving entertainment is permissible so long as it is:

•	business related (offerer must attend with recipient)

•	reasonable in cost

•	appropriate as to time and place

•	infrequent

Limits

Generally, the limit for providing or receiving entertainment is $300 per event for an individual and up to $600 per event for the individual and their guest. These limits apply to the total market value (not face value) of the outing, including meals, travel (airfare/hotels/cars), sporting events, limo rides, etc. The aggregate value of all such benefits may not exceed $1,500 per Business Relationship, per calendar year.

Please do not give or receive gifts or entertainment that would be embarrassing to you or Janus if made public.

Q	A vendor offered me two tickets to a hockey game, worth $125 each. Can I accept them?

A	If the vendor is not attending with you, the tickets are considered a gift and not allowed because it is over the $100 limit.

If the vendor is in attendance, this is considered entertainment and is allowed because it is below the $300 limit.

Business Accommodations

Travel Expenses

In general, Janus must pay for all business related travel and lodging expenses for employees. For example, when you are invited to tour a company’s facilities or meet with representatives of a company, Janus, not the company, must pay for your travel and lodging expenses. A Business Relationship may pay for certain travel expenses that are not readily ascertainable or are considered insubstantial (for example, a shared cab fare).

Conferences and Industry Events

Janus employees are frequently requested to speak at industry conferences and events. In some situations the speech or appearance involves travel, lodging, entertainment or other customary speaker amenities (business accommodations). If the Business Relationship offers to pay for all or a portion of the business accommodations and the amount exceeds the Gift and Entertainment Policy, you are required to have the payment pre-approved by both your manager and the Chief Compliance Officer or your Compliance representative. Gifts and entertainment that are part of the regular program at an investment conference (i.e., open to all participants) do not require disclosure. An employee is required to disclose a meal outside of a business meeting or conference setting.

Disclosure Requirements

You are required to promptly disclose gifts, entertainment and/or business accommodations received if the value is greater than $50. Certain members of the Investment Team are required to report each month any gifts and entertainment received.

All employees are required to certify annually that any gifts and entertainment received complied with our policy.

All disclosures and certifications are completed in MyComplianceOffice.

ERISA Plan Prohibitions

You are prohibited from receiving any gifts or entertainment if the gift or entertainment is based in whole or in part on the amount of business Janus conducts with ERISA Plans, either directly or indirectly through intermediaries. However, this prohibition does not apply if you would have received the gift or entertainment regardless of whether Janus provided services to an ERISA Plan and the gift or entertainment cannot be reasonably allocated to Janus’ services.

Outside Business Activity Policy

Your business activity outside of your relationship with Janus may create or appear to create a conflict of interest. In order for Janus to identify and mitigate actual or potential conflicts of interest, Compliance and the Ethics Committee review all your outside business activities.

Disclosure Requirements

If you are engaged in any business activity outside the scope of your relationship with Janus either as a proprietor, partner, officer, director, employee, trustee, agent or otherwise, you are required to disclose this activity in MyComplianceOffice.

Non-Profit Organizations

The Ethics Rules do not require you to disclose activity that is exclusively charitable, civic, religious or fraternal and is recognized as a tax exempt 501(c)3 organization. While these positions do not require disclosure, you may not provide investment advice specific to security or issuer selection. If the non-profit organization is engaged in political activities, please refer to the Janus Political Activities Policy for pre clearance and reporting requirements.

Pre-Approval Required

Pre-approval from the Ethics Committee is required before engaging in any securities-related employment or employment that could be viewed as being a conflict of interest. As a general rule, employees are not allowed to serve on the board of directors of any publicly-traded company.

Q	I’ve just applied to work at a local department store on weekends during the holidays to earn some extra income. Do I need to disclose that?

A	Yes. Any outside employment, regardless of the industry, needs to be disclosed in MyComplianceOffice.

Janus Independent Trustees

The following provisions apply to the Independent Trustees of the Janus Investment Fund (JIF), the Janus Aspen Series (JAS), and the Janus Detroit and Clayton Street Trusts. Interested Trustees are subject to the provisions of the Ethics Rules that apply to their Personal Trading Profile.

Reporting Requirements for Trustees

Account Disclosure

As a Fund Trustee, you must disclose to Compliance any new and existing accounts in which you have beneficial ownership through which shares of Janus Products are held. You must complete the disclosures, and certify annually thereafter, in MyComplianceOffice. In addition, you must allow your brokers or financial institutions to provide duplicate account statements to Compliance.

Trading Rules for Trustees

Trades in Reportable Securities

You must refrain from trading in a Reportable Security when you have knowledge of Janus trading recommendations for that security. Additionally, you must certify annually that you adhered to this requirement.

Janus Mutual Funds – Ninety Day Rule for Trustees of JIF/JAS

Trading in and out of Janus Funds within 90 days is discouraged. If you do, then you must surrender any profits resulting from the purchase and subsequent sale, or sale and subsequent purchase. The Ninety Day Rule does not apply to systematic transactions such as payroll deduction, automatic monthly investments, or 401(k) contributions. However, it does apply to all other non-systematic transactions including periodic rebalancing. Profit calculations are determined by the Last-in, First-out (LIFO) method.

JNS Securities

Independent Trustees are prohibited from owning Janus Capital Group (JNS) securities.

Gifts and Entertainment Policy for Trustees

Gifts

As an Independent Trustee, you are prohibited from soliciting gifts or entertainment from Janus. You may not receive more than $100 in gifts in a calendar year from Janus. Gifts are things of value received where there was no direct meeting with Janus.

Entertainment

You may attend Janus hosted events, (such as occasional meals, sporting events, theater/Broadway shows, golf outings, an invitation to a reception or cocktail party or comparable entertainment where Janus personnel are in attendance). The maximum per outing is a $300 value and, if applicable, a $600 value for you and your guest. The limits apply to the total market value cost (not face value) of the outing, including meals, travel (airfare/ hotels/ cars), sporting events, limo rides, etc. The aggregate value of all such benefits may not exceed $1,500 per calendar year. These limitations do not apply to meals served in conjunction with board meetings.

Certification Requirements

You must certify, at least annually, that any gifts and entertainment received from Janus were in accordance with this policy.

Communications with the Investment Team – JIF/JAS Trustees

Janus provides regular information about investment activities in board meetings, meetings of the Trustees’ Investment Oversight Committee where portfolio managers meet and present to the Trustees, on the Trustee website, and ongoing communications between Janus and the Trustees. In addition, Janus personnel respond to inquiries from Trustees, particularly as they relate to general strategy considerations or economic or market conditions affecting the Funds. The mutual funds holdings disclosure policy specifically provides that, for legitimate business purposes, the Trustees may receive non-public portfolio holdings. With regard to specific holdings, however, Janus typically does not communicate specific trading or holdings information to Trustees except as set forth above and in accordance with the policy. Any pattern of repeated requests for specific trading information not in accordance with the mutual funds holdings disclosure policy will be reported to the Chief Compliance Officer.

Janus Capital Group Directors

The following rules apply to the Directors of Janus Capital Group.

Janus Mutual Funds – Ninety Day Rule

Trading in and out of Janus Funds within 90 days is discouraged. If you do, then you must surrender any profits resulting from the purchase and subsequent sale, or sale and subsequent purchase. The Ninety Day Rule does not apply to systematic transactions such as payroll deduction, automatic monthly investments, or 401(k) contributions. However, it does apply to all other non-systematic transactions including periodic rebalancing. Profit calculations are determined by the Last-in, First-out (LIFO) method.

Trading in JNS Securities

Insider trading laws prohibit the trading of securities based on your knowledge of material, non-public information. Since you routinely have access to material, non-public information regarding Janus, you are deemed an Insider and a Restricted Person and are subject to the policies outlined below.

As a Director and Section 16 officer of Janus:

1.	You are required to preclear any JNS transactions and to file reports relating to your JNS ownership;

2.	You are liable to the Company for any “profits” made on six (6) month short swing transactions (i.e., a sale and a purchase, or a purchase and a sale, occurring within a six (6) month period) in JNS; and

3.	You are prohibited from engaging in short sales of JNS.

4.	You are not allowed to pledge your Janus stock shares.

Our Ethics Rules prohibit short term trading in JNS and JNS transactions that are speculative in nature. Speculative trading is characterized by short sales, transactions in “put” or “call” options or similar derivative transactions.

Janus allows you to trade in JNS only during the Window Period. The Window Period generally opens the day after Janus publicly announces its quarterly earnings and closes ten (10) calendar days prior to each quarter end. Unless you have received permission from Compliance, you may not trade JNS outside the Window Period. Non-discretionary transactions in JNS securities do not require preclearance (e.g., the grant of JNS as part of a compensation or benefit plan).

Enforcement Guidelines

Administration and Enforcement of the Ethics Rules

If you violate any of the requirements, restrictions or prohibitions of the Ethics Rules, you may be subject to sanctions imposed by the Ethics Committee. The Ethics Committee (or its designee(s)) has the discretion to determine that the provisions of the Rules do not apply to a specific transaction or activity. The Ethics Committee will review applicable facts and circumstances of such situations, such as specific legal requirements, contractual obligations or financial hardship to determine whether remedial action is warranted.

The Ethics Committee will use the following guidelines for recommending remedial actions for individuals who violate or disregard the Ethics Rules. The guidelines are designed to promote consistency and uniformity of sanctions and disciplinary matters. The severity of the disciplinary action taken will vary based on factors considered relevant by the Ethics Committee including:

•	if the violation was a technical violation of the Ethics Rules or an inadvertent oversight,

•	whether the violation was due to the employee’s actions or that of a family member, and

•	if there is a pattern of violations.

All material violations of the Ethics Rules and any sanctions imposed are reported periodically to the Fund Trustees. Violation reports will be maintained in confidence except to the extent necessary to comply with requests for information from government agencies.

Deviations from the Best Price, Sixty Day and Ninety Day Rules are not considered violations under the Ethics Rules and, generally, are not subject to the enforcement guidelines.

Procedures

Upon learning of a potential violation of the Ethics Rules, Compliance will notify the employee and provide a written recommendation of action to the Ethics Committee. The Ethics Committee has full discretion to approve such recommendation or impose other sanctions it deems appropriate. These sanctions may include, without limitation:

•	Memorandum of warning or reprimand that generally reinforces the person’s responsibilities under the Ethics Rules, educates the person on the severity of the violation, and informs the person of the possible penalties for future violations of the Ethics Rules

•	Requirement to repeat the applicable portion of Ethics Rules Training

•	Attendance at a meeting with the person’s manager and Compliance representative

•	Suspension of personal trading privileges

•	Withholding of unearned bonus payments

•	Termination of employment

•	Surrendering any profits realized in connection with a violation (Profits collected are donated to a charitable organization selected by the Ethics Committee.)

The Ethics Committee may impose any sanctions, including termination, immediately and without notice if it determines that the severity of any violation or violations warrants such action. All sanctions imposed are documented and maintained by Compliance and are reported to the Fund Trustees and Human Resources.

Reporting Violations

If you become aware of violations or potential violations of our Ethics Rules or applicable legal and regulatory requirements by Janus personnel, you are required to report these issues to your supervisor, Compliance or Legal representative. Reports of violations will be treated confidentially to the extent permitted by law and investigated promptly and appropriately. You may also make anonymous reports of possible violations by calling 1-800-326-LOSS (U.S. employees) or 001-770-613-6374 (non-U.S. employees). An employee who in good faith reports illegal or unethical behavior will not be subject to reprisal or retaliation for making a report. Report any concern about retaliation immediately. Retaliating against employees for reporting possible violations of our Ethics Rules will result in disciplinary action up to and including termination of employment.

Glossary

Access Person

An employee or contractor who has access to non-public information regarding the portfolio holdings or trading of securities in Client accounts

Beneficial Ownership

You are the beneficial owner of any account in which you have a direct or indirect financial interest. This includes accounts held in the name of your spouse or equivalent domestic partner, your minor children, relatives living with you to whom you provide financial support or trusts for which you are a beneficiary. Additional guidelines

Business Relationship

Any one person or entity that does or seeks to do business with or on behalf of Janus or any Client.

Clients

All mutual funds advised or subadvised by Janus or its subsidiaries and individual and institutional advisory clients of Janus.

Corporate Action

A corporate action is an event initiated by an issuer that can result in a change to its shareholders’ ownership. Examples include stock dividends, stock splits, reverse stock splits, mergers, consolidations, spin-offs or other similar corporate reorganizations.

Directors

Members of the Board of Directors of Janus Capital Group.

Exchange Traded Product (ETP)

For the purposes of the Personal Trading Policy. ETP refers to exchange-traded funds and exchange-traded notes.

Holdings Disclosures

Include the title and type of security, the ticker symbol or CUSIP number, number of shares and principal amount of each reportable security.

Independent Fund Trustees

Trustees of the Janus Investment Fund, the Janus Aspen Series and the Janus Detroit St. and Clayton St. Trusts who hold no positions within Janus Capital Group.

Information Barrier

Information Barriers exist between different physical locations or Investment Teams. These barriers prevent the sharing of investment related information including analyst research, security selection and trading activities. Compliance monitors the integrity of the barriers through routine system access and e-communication reviews.

Interested Fund Trustees

Trustees of the Janus Investment Fund, the Janus Aspen Series and the Janus Detroit St. and Clayton St. Trusts who also hold a position within Janus Capital Group.

Investment Person

An employee who: (1) has access to information regarding portfolio holdings, active trades or recommendations for future trades, (2) makes or participates in making, decisions regarding the trading of securities in any Client account, or (3) assists in the trade process.

Janus

Janus Capital Group and all of its subsidiaries.

Janus ETFs

The funds included in the Janus Detroit St. and Clayton St. Trusts.

Janus Mutual Funds

The funds included in the Janus Investment Fund, the Janus Aspen Series, and Janus Capital Funds Plc.

Janus Products

Any investment product managed by Janus Capital Management, LLC.

Reportable Securities

Generally, all securities, whether publicly or privately traded and any derivative thereof. The following investments are not Reportable Securities:

1.	Shares of registered open-end investment companies (e.g., mutual funds) and shares of unit investment trusts that invest exclusively in registered open-end investment companies.

2.	Direct obligations of the U.S. government (e.g., Treasury securities) or any derivative thereof.

3.	High-quality short-term debt instruments, such as bank certificates of deposit, banker’s acceptances, repurchase agreements, and commercial paper.

4.	Insurance contracts, including life insurance or annuity contracts.

5.	Direct investments in real estate, private business franchises or similar ventures.

6.	Physical commodities or any derivatives thereof.

Reportable Securities Matrix

Restricted Person

Any Director or officer of Janus Capital Group and any employee or contractor who has direct or indirect access to material, non-public information regarding JNS.

Significant Life Event

Purchase of a home or payment of medical or education expenses.

Window Period (for JNS trades)

The Window Period generally opens the day after JNS publicly announces its quarterly earnings and closes ten (10) calendar days prior to each quarter end.